EXHIBIT 99.1

CHARMING SHOPPES REPORTS FIRST QUARTER 2012 RESULTS

-	First quarter net income is $17.8 million or $0.15 per diluted share

-	First quarter Adjusted EBITDA is $42.6 million*

-	Company ends period with $214.1 million in cash, an increase of $45.5 million from January 28, 2012

-	First quarter comparable store sales flat to prior year, including 1% increase at Lane Bryant and 5% increase at Catherines; e-commerce sales increased 18%
 *Refer to GAAP to non-GAAP reconciliation below

Bensalem, PA, June 1, 2012 - Charming Shoppes, Inc. (NASDAQ: CHRS), a leading apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three months ended April 28, 2012.
First Quarter Consolidated Results
Commenting on the quarter, Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “We are pleased to have delivered our sixth consecutive quarter of improved year over year Adjusted EBITDA results, with an increase of $1.3 million, or 3.1%, to $42.6 million for the first quarter. Although we generated healthy gross margins during the quarter, our gross margins continued to be impacted by increases in product costs compared to a year ago. We also executed deeper discounts to ensure seasonal unit sell-throughs as we experienced continuing challenging traffic trends. Nonetheless, we were able to fully offset the impacts to our gross margin through strong expense management at each of our brands in both SG&A and Occupancy and Buying expenses. At each of our brands, we produced improved conversion rates and higher Average Unit Retails. We maintained our disciplined inventory management to reduce overall inventory levels. Our consolidated comparable store inventories at cost at the end of the period were 7% lower than the prior year period, with units decreasing by 16%.”

•
Net sales were $481.3 million for the first quarter ended April 28, 2012, a decrease of 4.6% compared to $504.4 million for the prior year period. The $23.1 million decrease includes the impact of operating 157 fewer stores than in the prior year period, partially offset by an increase of 18% in e-commerce sales.     First quarter comparable store sales were flat compared to the prior year, including a 1% comparable store sales increase for Lane Bryant, a 5% comparable store sales increase for Catherines, and a 3% comparable store sales decrease for Fashion Bug. The inclusion of e-commerce sales with the bricks and mortar comparable store sales would result in a comparable sales increase of 2% for the quarter.

•	Gross profit was $261.7 million or 54.4% of sales in the quarter, compared to $285.3 million or 56.6% of sales in the same quarter last year.

•
SG&A and Occupancy and Buying expenses as a percent of sales improved by a combined 290 basis points and decreased $24.9 million to $219.1 million or 45.5% of sales in the quarter, compared to $244.0 million or 48.4% of sales in the prior year period. Decreased expenses were attributable to expense reductions across the Company and the operation of 157 fewer stores than in the prior year period.

•
Adjusted EBITDA for the quarter increased 3.1% to $42.6 million or 8.9% of sales. This compares to $41.3 million or 8.2% of sales in the prior year period, reflecting an improvement of $1.3 million. (Refer to GAAP to non-GAAP reconciliation below.)

•
On a non-GAAP basis, income from operations improved 60 basis points as a percent of sales to $28.4 million or 5.9% as a percent of sales in the quarter. This compares to income from operations of $26.9 million or 5.3% as a percent of sales for the prior year period. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

•
The income tax provision of $6.8 million for the first quarter resulted primarily from an increase in the Company's liability for unrecognized tax benefits and certain state and foreign income taxes payable as well as required deferred taxes.

•
On a GAAP basis, net income was $17.8 million or $0.15 per diluted share for the first quarter, compared to net income of $26.0 million or $0.22 per diluted share in the first quarter of the prior year. Net income on a GAAP basis in the prior year included a gain from sale of office premises of $5.2 million or $0.04 per diluted share.

•
On a non-GAAP basis, net income was $0.16 per diluted share for the first quarter, compared to net income of $0.18 per diluted share in the first quarter of the prior year. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

•	The Company's cash position at April 28, 2012 was $214.1 million, compared to $168.6 million at January 28, 2012.

Sales results for the three month periods ended April 28, 2012 and April 30, 2011 were:

	For the Three Month Periods (Unaudited)
	Net Sales Period Ended	Net Sales Period Ended	Total Net Sales Change	Comparable Store Sales Period Ended
($ in millions)	4/28/2012	4/30/2011		4/28/2012
Lane Bryant(1)	$261.1	$262.8	(1)%	1%
Fashion Bug	127.0	150.0	(15)%	(3)%
Catherines	77.9	77.8	0%	5%
Direct-to-Consumer (primarily Figi's)	15.3	13.8	11%
Consolidated	$481.3	$504.4	(5)%	—%
(1) Includes Lane Bryant Outlet Stores.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three Months Ended April 28, 2012 and April 30, 2011
(Unaudited)

($ in millions)	3 Months Ended 4/28/12	3 Months Ended 4/30/11
Income from operations, on a GAAP basis	$27.4	$32.1
Restructuring and other charges	1.0	—
Gain from sale of office premises	—	(5.2)
Income from operations, excluding the above items, on a non-GAAP basis	28.4	26.9
Depreciation and amortization	14.2	14.4
Adjusted EBITDA	$42.6	$41.3
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net income per diluted share, on a non-GAAP basis
For the Three Months Ended April 28, 2012 and April 30, 2011
(Unaudited)

	3 Months Ended 4/28/12	3 Months Ended 4/30/11
Net income per diluted share, on a GAAP basis	$0.15	$0.22
Gain from sale of office premises	—	(0.04)
Restructuring and other charges	0.01	—
Net income per diluted share, on a non-GAAP basis	$0.16	$0.18
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that Adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges. We use Adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors' ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs. In addition, we use Adjusted EBITDA as a component of our compensation programs. Management believes that income per diluted share without effect of certain charges is a useful measure in evaluating the Company's operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.
Charming Shoppes, Inc. operates 1,832 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services, and Sonsi, an online marketplace featuring over 300 brands, and one of the largest online assortments for full figured women. During the three months ended April 28, 2012 the Company opened 8, relocated 5, and closed 33 stores. The Company ended the period with 801 Lane Bryant and Lane Bryant Outlet stores, 601 Fashion Bug and Fashion Bug Plus stores and 430 Catherines stores, comprising approximately 11,620,500 square feet of leased space. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.sonsi.com, www.figis.com, and www.figisgallery.com.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

	Percent	1st Quarter Ended	Percent of	1st Quarter Ended	Percent of
(In thousands, except per share amounts)	Change	April 28, 2012	Sales (a)	April 30, 2011	Sales (a)
Net sales	(4.6)%	$481,263	100.0%	$504,353	100.0%
Cost of goods sold	0.2%	219,529	45.6%	219,032	43.4%
Gross profit	(8.3)%	261,734	54.4%	285,321	56.6%
Occupancy and buying expenses	(9.0)%	81,344	16.9%	89,411	17.7%
Selling, general, and administrative expenses	(10.9)%	137,779	28.6%	154,587	30.7%
Depreciation and amortization (b)	(1.4)%	14,208	3.0%	14,408	2.9%
Gain from sale of office premises (c)	NM	—	—%	(5,185)	(1.0)%
Restructuring and other charges (d)	NM	1,027	0.2%	47	—%
Total operating expenses	(7.5)%	234,358	48.7%	253,268	50.2%
Income from operations	(14.6)%	27,376	5.7%	32,053	6.4%
Other income	146.8%	348	0.1%	141	—%
Non-cash interest expense	7.5%	(1,827)	(0.4)%	(1,700)	(0.3)%
Interest expense	(36.8)%	(1,313)	(0.3)%	(2,076)	(0.4)%
Income before income taxes	(13.5)%	24,584	5.1%	28,418	5.6%
Income tax provision	186.2%	6,812	1.4%	2,380	0.5%
Net income	(31.7)%	$17,772	3.7%	$26,038	5.2%

Income per share:
Basic:
Net income		$0.15		$0.22
Weighted average shares outstanding		117,080		116,176

Diluted:
Net income		$0.15		$0.22
Weighted average shares outstanding		118,696		117,732

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)
During the Fiscal 2011 First Quarter we completed the sale of our international sourcing operations office premises and recognized a gain of $5,185.  Our international sourcing operations now utilize leased space in Hong Kong.

(d)	Fiscal 2012 restructuring and other charges primarily related to transformational initiatives.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	April 28, 2012	January 28, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$214,086	$168,607
Accounts receivable, net of allowances of $6,413 and $5,688	11,576	39,379
Merchandise inventories	278,070	257,180
Deferred taxes	3,570	3,570
Prepayments and other	87,033	90,583
Total current assets	594,335	559,319
Property, equipment, and leasehold improvements – at cost	1,003,682	1,020,334
Less accumulated depreciation and amortization	776,566	790,969
Net property, equipment, and leasehold improvements	227,116	229,365
Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,846	18,674
Total assets	$1,050,865	$1,017,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$134,817	$111,630
Accrued expenses	134,467	145,667
Current portion – long-term debt	4,050	4,682
Total current liabilities	273,334	261,979
Deferred taxes	56,339	55,526
Other non-current liabilities	150,647	149,836
Long-term debt, net of debt discount of $15,863 and $17,690	134,709	133,639
Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 155,442,947 shares and 155,211,278 shares	15,544	15,521
Additional paid-in capital	514,200	513,105
Treasury stock at cost – 38,617,180 shares	(348,400)	(348,400)
Retained earnings	254,492	236,720
Total stockholders’ equity	435,836	416,946
Total liabilities and stockholders’ equity	$1,050,865	$1,017,926

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
(In thousands)	April 28, 2012	April 30, 2011
Operating activities
Net income	$17,772	$26,038
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,447	15,099
Stock-based compensation	1,351	1,031
Accretion of discount on 1.125% Senior Convertible Notes	1,827	1,700
Deferred income taxes	813	886
Write-down of capital assets due to restructuring	—	558
Net (gain)/loss from disposition of capital assets	69	(5,157)
Changes in operating assets and liabilities
Accounts receivable, net	27,803	26,390
Merchandise inventories	(20,890)	(22,467)
Accounts payable	23,187	29,901
Prepayments and other	3,550	(4,280)
Accrued expenses and other	(9,676)	(2,355)
Net cash provided by operating activities	60,253	67,344

Investing activities
Investment in capital assets	(13,128)	(8,888)
Proceeds from sales of capital assets	—	7,521
Increase in other assets	(24)	(594)
Net cash used by investing activities	(13,152)	(1,961)

Financing activities
Repayments of long-term borrowings	(1,389)	(1,611)
Issuance of common stock under employee stock plans, net of amounts withheld for payroll taxes	(233)	(851)
Net cash used by financing activities	(1,622)	(2,462)

Increase in cash and cash equivalents	45,479	62,921
Cash and cash equivalents, beginning of period	168,607	117,482
Cash and cash equivalents, end of period	$214,086	$180,403